Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

David Smith

SVP and Treasurer

760.734.3075

ir@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END 2017

Transformation Actions Drove Significant Improvement in Profitability

SAN DIEGO, CA, March 6, 2018 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter Highlights

•	Net sales grew 5.3% to $312.2 million, or 3.7% on a constant currency, sales-per-day basis compared to the fourth quarter of 2016.

•	Net income attributable to DJOFL was $61.2 million including a one-time tax benefit of $69.9 million, compared to a net loss of $202.1 million in the prior year period.

•	Adjusted EBITDA increased 35.4% over the prior year quarter to $80.6 million.

Full Year Highlights

•	Net sales grew 2.7% to $1.19 billion, or 2.3% on a constant currency basis.

•	Net loss attributable to DJOFL was $35.9 million compared to $286.3 million in the prior year.

•	Adjusted EBITDA increased 14.0% to $268.2 million.

Business Transformation Outcomes

•	Business Transformation drove profitability expansion and remains on track to deliver 7% to 10% annual cost reductions by end of 2018.

•	Transformation actions taken to date expected to contribute $25.5 million in savings over the next four quarters.

“Our team delivered outstanding fourth quarter and full year operating results,” said Brady Shirley, DJO’s President and Chief Executive Officer. “We had continued double digit growth in the fourth quarter from our innovative surgical products, strong performance in our International business segment and realization of cost improvement from our broader business transformation. At 14% Adjusted EBITDA growth in 2017, we delivered not only our best performance in many years, but also believe we delivered a top performance in the Orthopaedic market. I am proud of the DJO team and happy to see their dedication and hard work pay off in 2017. We are excited to enter 2018 with a strong dedication to continued discipline and an opportunity to begin to invest in growth for the future.”

“With our transformation initiatives, we have greatly improved the foundation of our company both operationally and financially, producing the strongest Adjusted EBITDA growth for the company in many years,” commented Mike Eklund, DJO’s Chief Financial Officer and Chief Operating Officer. “There is certainly more work to do, but I am pleased with the team’s achievement thus far, and as confident as ever in our ability to continue improving operating metrics and profitability again in 2018.”

Sales Results

DJOFL achieved net sales for the fourth quarter of 2017 of $312.2 million, reflecting growth of 5.3%. The fourth quarter of 2017 included 61 selling days for our International segment compared to 62 for the same period in 2016, while domestic selling days remained constant at 61. On the basis of constant currency and sales per day, sales in the fourth quarter of 2017 grew 3.7% over sales in the fourth quarter of 2016. For the twelve months ending December 31, 2017, sales grew 2.7% over the comparable period in 2016 to $1.19 billion, or 2.3% on a constant currency basis.

Net sales for the Surgical Implant segment grew 12.8% in the fourth quarter of 2017 to $54.2 million. Sales across all three implant subcategories (knee, hip and shoulder) again grew at double digit rates compared to the prior year period. For the twelve months ending December 31, 2017, Surgical Implant sales grew 14.8% over the comparable period in 2016, to $200.4 million.

Net sales for DJO’s International segment grew 15.2% in the fourth quarter of 2017 to $85.3 million, or 9.1% on the basis of constant currency and sales per day. Growth was driven by strong performance in Germany, France and Australia. For the twelve months ending December 31, 2017, International sales grew 6.3% to $320.1 million, or 4.7% on a constant currency basis over the comparable period in 2016.

Net sales for DJO’s Recovery Sciences segment were $41.7 million in the fourth quarter of 2017, down 1.2% compared to the fourth quarter of 2016. For the twelve months ending December 31, 2017, Recovery Sciences sales grew 0.8% over the comparable period in 2016 to $158.3 million.

Net sales for DJO’s Bracing and Vascular segment were $131.0 million in the fourth quarter of 2017, a decline of 0.9% compared to the fourth quarter of 2016. For the twelve months ending December 31, 2017, Bracing and Vascular sales declined 2.9% from the comparable period in 2016 to $507.4 million.

Earnings Results

For the fourth quarter of 2017, DJOFL reported net income of $61.2 million, including an income tax benefit of $69.9 million attributable to the enactment of the Tax Cuts and Jobs Act of 2017, compared to a net loss of $202.1 million for the fourth quarter of 2016, which included goodwill impairment and other non-cash charges of $178.0 million. For the twelve months of 2017, DJOFL reported a net loss of $35.9 million, compared to a net loss of $286.3 million for the twelve months of 2016. As detailed in the attached financial tables, the results for the current and prior fourth quarter and twelve month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the fourth quarter of 2017 was $80.6 million compared with Adjusted EBITDA of $59.5 million in the fourth quarter of 2016. For the twelve months ending December 31, 2017, Adjusted EBITDA was $268.2 million compared with Adjusted EBITDA of $235.3 million for the twelve months ending December 31, 2016. Including projected future savings of $25.5 million from cost savings programs currently underway as permitted under our credit agreement and the indentures governing our outstanding notes, Adjusted EBITDA for the twelve months ended December 2017 was $293.7 million.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus net interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s secured term loan and revolving credit facilities (“Senior Secured Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. A reconciliation between net loss attributable to DJOFL and Adjusted EBITDA is included in the attached financial tables.

Net cash provided by continuing operating activities for the twelve months ending December 31, 2017 was $44.6 million compared to $8.6 million 2016. The improvement in cash flow was attributable to both higher earnings and working capital initiatives executed as part of the Company’s overall business transformation.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 11:00 am, Eastern Time Tuesday, March 6, 2018. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation, enabling people to regain or maintain their natural motion. Its products are used by orthopaedic surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopaedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for improved liquidity, estimated cost reductions associated with the execution of its business transformation plans and improved efficiencies. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business transformation plans, including achievement of planned actions to improve liquidity, improvements in operational effectiveness, optimization of the Company’s procurement activities, improvements in manufacturing, distribution, sales and operations planning, and actions to improve the profitability of the mix of our product and customers. Other important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: business strategies relative to our Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 15, 2017. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2017	2016	2017	2016
Net sales	$312,195	$296,490	$1,186,206	$1,155,288
Costs and operating expenses:
Cost of sales (exclusive of amortization see note 1)	131,328	150,324	498,107	511,414
Selling, general and administrative	118,556	132,349	510,523	490,693
Research and development	8,363	9,253	35,429	37,710
Amortization of intangible assets	15,433	18,869	66,146	76,526
Impairment of goodwill	—	160,000	—	160,000

	273,680	470,795	1,110,205	1,276,343

Operating income (loss)	38,515	(174,305)	76,001	(121,055)
Other (expense) income:
Interest expense, net	(44,792)	(42,733)	(174,238)	(170,082)
Other income (expense), net	105	(3,266)	2,113	(2,534)

	(44,687)	(45,999)	(172,125)	(172,616)

Loss before income taxes	(6,172)	(220,304)	(96,124)	(293,671)
Income tax benefit	(67,397)	(18,009)	(60,720)	(6,853)

Net Income (loss) from continuing operations	61,225	(202,295)	(35,404)	(286,818)
Net income from discontinued operations	81	331	309	1,138

Net income (loss)	61,306	(201,964)	(35,095)	(285,680)
Net income attributable to noncontrolling interests	(155)	(162)	(799)	(623)

Net income (loss) attributable to DJO Finance LLC	$61,151	$(202,126)	$(35,894)	$(286,303)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $6,790 and $27,732 for the three months and twelve months ended December 31, 2017 and $6,981 and $28,525 for the three and twelve months ended December 31, 2016, respectively.

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$31,985	$35,212
Accounts receivable, net	190,324	178,193
Inventories, net	169,137	151,557
Prepaid expenses and other current assets	20,218	23,650
Current assets of discontinued operations	511	511

Total current assets	412,175	389,123
Property and equipment, net	133,522	128,019
Goodwill	864,112	855,626
Intangible assets, net	607,088	672,134
Other assets	5,128	5,536

Total assets	$2,022,025	$2,050,438

Liabilities and Deficit
Current liabilities:
Accounts payable	$98,331	$63,822
Accrued interest	18,015	16,740
Current portion of debt obligations	15,936	10,550
Other current liabilities	126,360	113,265

Total current liabilities	258,642	204,377
Long-term debt obligations	2,398,184	2,392,238
Deferred tax liabilities, net	142,597	202,740
Other long-term liabilities	13,080	14,932

Total liabilities	$2,812,503	$2,814,287

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	844,115	844,294
Accumulated deficit	(1,615,536)	(1,579,642)
Accumulated other comprehensive loss	(21,072)	(30,580)

Total membership deficit	(792,493)	(765,928)
Noncontrolling interests	2,015	2,079

Total deficit	(790,478)	(763,849)

Total liabilities and deficit	$2,022,025	$2,050,438

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales:
Bracing and Vascular	$130,996	$132,212	$507,435	$522,600
Recovery Sciences	41,666	42,181	158,288	156,998
Surgical Implant	54,187	48,026	200,384	174,503
International	85,346	74,071	320,099	301,187

	$312,195	$296,490	$1,186,206	$1,155,288

Operating (loss) income:
Bracing and Vascular	$30,239	$22,134	$102,531	$102,133
Recovery Sciences	12,346	10,760	43,284	32,944
Surgical Implant	13,154	11,431	40,482	32,621
International	19,781	10,565	61,794	45,864
Expenses not allocated to segments and eliminations	(37,005)	(229,195)	(172,090)	(334,617)

	$38,515	$(174,305)	$76,001	$(121,055)

DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2017 and 2016

(unaudited)

Our Senior Secured Credit Facilities, consisting of a $1,055.0 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million asset-based revolving credit facility, under which $75.0 million was outstanding as of December 31, 2017, and the Indentures governing our $1,015.0 million of 8.125% second lien notes and $298.5 million of 10.75% third lien notes (collectively, the “notes”) represent significant components of our capital structure. Under our Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and under the notes. Any acceleration under the Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Senior Secured Credit Facilities and the Indentures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to DJOFL or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) attributable to DJOFL or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss) attributable to DJOFL. However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table provides reconciliation between net income (loss) attributable to DJOFL and Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Net income (loss) attributable to DJO Finance LLC	$61,151	$(202,126)	$(35,894)	$(286,303)
Net income from discontinued operations	(81)	(331)	(309)	(1,138)
Interest expense, net	44,792	42,733	174,238	170,082
Income tax benefit	(67,397)	(18,009)	(60,720)	(6,853)
Depreciation and amortization	28,260	29,685	111,261	117,893
Non-cash charges (a)	2,786	179,458	5,098	182,399
Non-recurring and integration charges (b)	9,967	22,843	69,263	48,675
Other adjustment items (c)	1,096	5,251	5,256	10,553

	80,574	59,504	268,193	235,308
Permitted pro forma adjustments (see note 1)
Future cost savings			25,538	9,620

Adjusted EBITDA	$80,574	$59,504	$293,731	$244,928

Note 1 — Permitted pro forma adjustments include future cost savings from cost reduction actions related to the exit of our Empi business and our business transformation initiative, recognized as permitted under our credit agreement and the indentures governing our notes.

(a)	Non-cash charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Stock compensation expense	$2,366	$1,382	$3,695	$3,188
Impairment of goodwill (1)	—	160,000	—	160,000
Inventory adjustments (2)	—	18,013	—	18,013
Purchase accounting adjustments (3)	—	—	—	249
Loss on disposal of assets, net	420	63	1,403	949

Total non-cash items	$2,786	$179,458	$5,098	$182,399

(1)	Impairment of goodwill and intangible assets for the three and twelve months ended December 31, 2016 consisted of goodwill impairment charges of $99.0 million and $61.0 million related to the CMF and Vascular reporting units, respectively. The impairment charge for our CMF reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to disruption caused by our exit of the Empi business. The impairment charge for our Vascular reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to a loss of revenue caused by disruption as we transitioned our Dr. Comfort therapeutic footwear manufacturing and distribution to a new ERP system and market pressure in the therapeutic shoe market.

(2)	In the fourth quarter of fiscal 2016, management implemented a new strategy relating to procurement, manufacturing and inventory liquidation in order to significantly reduce inventory levels. Historically, our strategy was to purchase inventory in large quantities to capture purchase discounts and rebates and provide an expansive mix of products for our customers. Our new strategy aims to integrate our supply chain services with focused forecasted customer demand and sales efforts, thereby limiting overall inventory levels we keep on hand and the range of SKUs we offer. As a result of these changes, the Company recorded a charge to cost of sales and corresponding reduction in inventory of approximately $18.0 million. The E&O reserve expense in fiscal 2016 included $5.7 million related to the Company’s decision to discontinue certain SKUs mainly within the Bracing and Vascular product lines, $8.3 million related to holding inventory for shorter periods and the planned scrapping of long-dated inventory, $2.0 million related to new Surgical Implant products that changed the expected life cycle of its current product portfolio, and $2.0 million of slow moving consigned inventory within certain OfficeCare clinics for which management has decided not to strategically relocate.
(3)	Purchase accounting adjustments consisted of amortization of fair market value inventory adjustments for all periods presented.

(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Restructuring and reorganization (1)	$8,334	$11,945	$58,775	$16,838
Acquisition related expenses and integration (2)	649	1,495	2,106	10,350
Executive transition	—	3,902	(49)	4,856
Litigation and regulatory costs and settlements, net (3)	990	5,500	7,738	16,562
IT automation projects	(6)	1	693	69

Total non-recurring and integration charges	$9,967	$22,843	$69,263	$48,675

(1)	Consists of costs related to the Company’s business transformation projects to improve the Company’s liquidity and profitability and to improve the Company’s customer’s experiences.
(2)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(3)	For the twelve months ended December 31, 2017 and 2016, litigation and regulatory costs consisted of $3.2 million and $2.6 million, respectively, in litigation costs related to ongoing product liability issues and $4.6 million and $14.0 million, respectively, related to other litigation and regulatory costs and settlements.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Blackstone monitoring fee	$975	$1,750	6,225	$7,000
Foreign currency transaction (gains) losses and other (income) expense	(105)	$3,266	(2,112)	$2,532
Noncontrolling interests	155	162	799	623
Franchise and other tax	71	73	344	398

Total other adjustment items before permitted pro forma adjustments	$1,096	$5,251	$5,256	$10,553

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